Hartindo AF21 Product, Purchase, Sales, Distribution, Marketing and Service Agreement

THIS HARTINDO AF21 PRODUCT AGREEMENT (THE “AGREEMENT”)
MADE THIS 5TH DAY OF OCTOBER 2008 BY AND AMONG

MEGOLA INC., a corporation incorporated under the laws of the State of Nevada
(hereinafter referred to as the “Supplier”)
jointly with;
MSE ENVIRO-TECH CORP., a corporation incorporated under the laws of the State of Delaware
(hereinafter referred to as the “Distributor”)

-and-

WOODSMART SOLUTIONS, INC., a Florida Corporation and/or an entity to be formed by
Charles A. Morando, a State of Florida resident, or his nominee
(hereinafter referred to as the “Buyer”)

For the purpose of this Agreement, Supplier and Distributor may be jointly referred to as the (“Seller”). This Agreement replaces all prior Agreements related to the subject.

RECITALS

A.
WHEREAS, Seller has the exclusive rights to manufacture Hartindo AF21 Fire Inhibitor product, which is more particularly described on Schedule A attached hereto, (“AF21” or the “Product”) within Canada, The United States of America and Mexico (“North America”); and

B.
WHEREAS, Seller possesses the exclusive rights to market, sell and distribute the Product and is fully authorized and willing to grant the Buyer, when combined with the BLUWOOD product to create an enhanced fire inhibiting product (“Enhanced Product”), the exclusive rights to purchase, use, market, sell and distribute the Enhanced Product for use on and in any wood based material and which are more particularly described on Schedules A & C attached hereto; and

C.	WHEREAS, Buyer has the rights to the proprietary product commonly known as BLUWOOD (“BLUWOOD”), and which is more particularly described on Schedule B attached hereto; and
D.
WHEREAS, Buyer has the technical capability and may combine the Product with the BLUWOOD product to create an enhanced fire inhibiting product for use on and in wood based materials (the “Enhanced Product”), and which is more particularly described on Schedule C attached hereto; and

E.
WHEREAS, Buyer desires to obtain (i) a supply of the product (ii) use of the technical data, non-proprietary intellectual property and other information relating to the Product’s application, handling and storage and all material, non-proprietary modifications thereof as more fully set forth herein while this Agreement is in effect (“Product Technology”) and (iii) to obtain the exclusive use of and rights of the Product for use on or in any dimensional lumber, Oriented Strand Board (“OSB”) and plywood (“Wood Based Products”) in North America; and (iv) to obtain the exclusive use and rights for the Enhanced Product for use on or in any wood based materials in North America; and

F.
WHEREAS, Seller agrees and covenant’s to the Buyer that it will exclusively only sell or supply the Hartindo AF-21 (“Product”) as more particularly described on Schedule A attached hereto and including all improvements and modifications thereto to the Buyer and not to any other person, company or entity that manufacturers and/or supplies a product or performs an application service for the protection and/or enhancement of any wood fiber based materials or derivative product(s) that are utilized to build or renovate a residential and/or commercial structure; and

Now, therefore, in consideration of the covenants contained herein and other goods and valuable considerations, the Buyer and Seller (each a “Party” and collectively the “Parties”) hereby agree to the following:

1. Intellectual Property
1.1 Ownership of the Product Technology. Buyer acknowledges, based on Seller’s representation, that the Seller is the sole owner of the manufacturing, sales, marketing and distribution rights for the Product for North America and Buyer shall have no right, title, or interest therein or thereto other than the use and rights to such Product in the manner and to the extent prescribed in this Agreement or otherwise approved in writing by Seller.
1.2 No Implied Licenses. Each party shall exclusively own its own Intellectual Property and neither Party will have any claim or right to the Intellectual Property of the other by virtue of this Agreement except as otherwise provided herein. Neither Party will take any action or make any claim to any intellectual Property belonging to the other Party, whether during the term of this Agreement or thereafter, which is consistent with this Section 1.1.
1.3 Rights to use Product Technology. (A) Grant. Subject to provisions of this Section 1.3 Seller hereby grants to Buyer, for the term of this Agreement, certain exclusive use of and rights exclusive of all Persons and Seller (as set forth in 1.3 (F), the “Product and Enhanced Product”), including the exclusive rights within North America, (i) to use, sell and have sold the Product and Enhanced Product for use on or in Wood Based Products (ii) use, advertise, promote, display, market, distribute, sell and have sold products that have been protected with the Product or Enhanced Product (“Derivative Products”); and (iii) use or have used the Product Technology and Application Technology in connection with the foregoing. During the term of this Agreement the use of and rights shall be for use on or within Wood Based Products of the Product and for any use of the Enhanced Product. (B) Initial Disclosure. Within ten (10) days of execution of this Agreement, Seller will deliver and communicate the Product Technology, Technical Data and Application Data to Buyer to enable Buyer to exercise its rights under the Agreement set forth in Section 1.3 (A) hereof. Seller will provide Buyer with sufficient technical support to ensure that Buyer may commence use of the Product and Enhanced Product pursuant to this Agreement. (C) Transfer of the Use of or Rights. Buyer may not sell, assign or transfer the use or Rights granted buy Seller to the Buyer in this Agreement and any or all other rights of the Buyer under this Agreement without Sellers advance written approval and acceptance of all terms and conditions of any sale, assignment or transfer by Buyer, which approval shall not be unreasonably withheld, conditional or delayed; provided that no consent is needed if Buyer sells, assigns or transfers the Agreement to an entity in which Charles A. Morando and/or WoodSmart Solutions, Inc. individually or jointly own at least 50% of such entity. (D) Notice of Unauthorized Use. In the event that either Party becomes aware of any actual or threatened commercially material infringement for the use of or rights of the Product or Enhanced Product, that Party shall promptly notify the other Party and provide it with full details. Seller will use commercially reasonable means to eliminate any unauthorized use of Product, including pursuing legal action as appropriate. If Seller does not take appropriate action to protect Buyer’s use of or rights under this Agreement, including infringement, Buyer may pursue actions in its own right to eliminate any such unauthorized use or infringement. (E) Buyer agrees and covenants that at no time will the Buyer engage in or be a party to, or assist other persons in any form of Product chemical analysis, reverse engineering or component breakdown for the purpose of determining or evaluating Proprietary Information (as defined below). (F) Exclusivity. Buyer shall have exclusive use of and rights to the Product for use in Wood Based Products within North American and exclusive use of and rights to the Enhanced Product for any use within North America. Furthermore, Seller shall prohibit and take all reasonable steps to prevent (including commencement of an action to enforce a temporary restraining order, preliminary and permanent injunction or similar relief) any Person from exercising or infringing upon the use of or rights granted under this Agreement within North America.

1.4 Use of Product. (A) Protection of Sellers Goodwill. In order to protect the goodwill of the Seller and Buyer and to maintain uniform standards of operation to promote broad recognition of Sellers product for the mutual benefit of Seller and Buyer, Buyer shall adhere to reasonable rules, regulations, procedures, programs, policies, processes, requirements and standards (“Quality Standards”) relating to the application, promotion, advertising and marketing of the Sellers Product as prescribed by Seller from time to time. (B) Seller Approval. Buyer will utilize only such advertising and promotional materials which have been reviewed by Seller, which shall be deemed acceptable if Seller does not respond in writing within ten (10) days of Buyers submission of such material for acceptance. (C) Quality Control. Seller shall provide Buyer with Sellers Quality Standards for specifications, composition and quality in respect of the use of the Product Technology and Product Application as are in force from time to time. Seller shall institute appropriate procedures and policies and will abide by in all material respects to such Quality Standards therefore provided by Seller to Buyer, a copy is attached hereto as Schedule ________. Seller will supply Buyer with quality control testing standards procedures and guidelines (“Quality Standards”) so that the Buyer may determine that the application of the Product or Enhanced Product performed by the Buyer or its customer(s) meets such written standards of composition, specifications and quality as specified by Seller. Seller shall have the right to require that treated materials that do not meet such standards be retreated or not sold as material treated with Product or Enhanced Product of the seller. Buyer is authorized to provide independent third party quality control inspection to be able to determine whether or not the Sellers written specifications and standards are met. The Seller also has the option and Buyer encourages providing its own third party testing program for the Buyer. (D) Buyers Rights to Change Marks and Trade Name. Seller specifically agrees that the Buyer shall have the right to substitute, alter and/or add identifying services, marks, trade names of the Enhanced Product.

1.5 Confidentiality. (A) Obligation of Nondisclosure. Except as otherwise provided in this Agreement, each Party agrees that it will, with respect to the Confidential and Privileged Information and Trade Secrets (collectively, the "Proprietary Information") of the other Party: (i) protect the confidential and proprietary nature of the Proprietary Information of the Disclosing Party from disclosure to Persons who are not employees of the Receiving Party; and (ii) use great care in the selection and assignment of personnel who receive the Disclosing Party’s Proprietary Information and in that regard to restrict access to the Disclosing Party’s Proprietary Information within the organization to a limited number of persons who must necessarily have such information for the purposes of giving effect to this Agreement and who have been advised of the restrictions contained herein, including the limitations placed on the use of Proprietary Information; and (iii) under no circumstances give any competitor of the Disclosing Party, or other third Party, direct access to the Disclosing Party’s Proprietary Information without the prior written consent of the Disclosing Party; and (iv) use the Proprietary Information of the Disclosing Party solely for the purpose of properly and lawfully performing and exercising of the Receiving Party's obligations and rights under this Agreement; and (v) not reproduce the Proprietary Information received from the Disclosing Party in any form, except for internal use of the Receiving Party, or as otherwise permitted by this Agreement, and to include in any such reproduction any ownership or confidentiality legends that the Disclosing Party may have included in or with the original disclosure. (B) Exceptions. The Receiving Party shall not be obligated to maintain in confidentiality any: (i) Information which is known to the Receiving Party before disclosure by the Disclosing Party, so long as such knowledge is documented by written or other tangible evidence; and (ii) Information which is available to the public independently of the Receiving Party; and (iii) Information which is developed independently by employees of the Receiving Party who did not have access to the Disclosing Party’s Proprietary Information so long as such independent development is documented by written or other tangible evidence; and (iv) Information which is disclosed to the Receiving Party without obligation of nondisclosure by a third Party who is legally entitled to disclose the information; and (v) Information which is disclosed by the Disclosing Party to a third Party without requiring the third Party to maintain the information in confidence; and (vi) Information which becomes available to the public without breach of this agreement by the Receiving Party, following its disclosure to the Receiving Party by the Disclosing Party; and (vii) Information required to be disclosed by law, provided that the Receiving Party shall first notify the Disclosing Party of such requirement and cooperate with respect to any reasonable steps available for the further protection of the Information; or (viii) Information that is inherently disclosed in the unrestricted use, lease, sale, or other distribution of any present or future product or service produced by, for or under authorization of the Disclosing Party or in publicly available documentation for any such product or service. (C) Return of Information. Upon termination of this Agreement, the Receiving Party will and promptly upon the Disclosing Party’s request either return, or destroy all copies of any advertising or promotional materials supplied to the Receiving Party by the Disclosing Party and materials containing Confidential and Privileged Information or Proprietary Information of the Disclosing Party. (D) Investigation. The Receiving Party will at the request of the Disclosing Party use reasonable efforts to assist in identifying any use, copying, or disclosure of any portion of the Disclosing Party’s Proprietary Information by any present or former employee of the Receiving Party in a manner that is contrary to the provisions of this Agreement, so long as the Disclosing Party shall have provided the Receiving Party with information reasonably justifying the conclusion of the Disclosing Party that such contrary usage may have occurred.

2. Quantities; Grant of Exclusive License; Minimum Quantities.

2.1. Quantities. During the term hereof, Seller shall manufacture, sell and deliver to Buyer, and Buyer shall purchase, accept from and pay Seller for, one hundred percent (100%) of Buyer's requirements for Product and for incorporation as an integral part of the Enhanced Product which Buyer will resell to Buyer's customers. Buyer further agrees and covenants that Buyer shall only use, sell, market or distribute the Product or Enhanced Product for use on or within Wood Based Materials and not for another purpose without the prior written approval of Seller, which may be withheld solely at Sellers discretion.

2.2 Minimum Quantities. Buyer is required to purchase the minimum quantities set forth on Schedule D attached hereto. If Buyer fails to purchase said minimum quantities, it shall lose all exclusivity as set forth in Section 1, this Section 2 and elsewhere in this Agreement.

3. Price. Buyer shall purchase from Seller the Product, in the minimum quantities set forth according to Section 2.2 above, at the prices set forth on Schedule D attached hereto.

4. Estimates, Orders and Deliveries.

4.1.
Estimates. Thirty (30) days prior to the end of each calendar quarter, Buyer shall provide to Seller an estimate of the quantity of Product which Buyer expects to purchase in the next calendar quarter.

4.2. Orders and Deliveries. Buyer shall give Seller a purchase order by the tenth (10th) day of each month covering the amount of Product Buyer expects to purchase in the following month. The purchase orders shall contain specific "release dates", which are to be the dates on which the Product shall actually be shipped by Seller to Buyer. Seller shall deliver all shipments of Product in accordance with such release dates, F.0.B Seller's plant.

5. Warranty of Seller; Disclaimer of Other Warranties; Buyer’s Exclusive Remedy.

5.1. Specifications. Seller warrants that the Product at the time of delivery thereof shall conform to the specifications established in writing by Seller for such Product.

5.2. Disclaimer. THE WARRANTY SET FORTH HEREIN IS IN LIEU OF ANY AND ALL WARRANTIES EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE EXCEPT AS A FIRE ENHIBITOR OF WOOD BASED MATERIALS. BUYER ACKNOWLEDGES THAT NO OTHER REPRESENTATIONS WERE MADE TO IT OR RELIED ON BY BUYER WITH RESPECT TO THE QUALITY AND FUNCTION OF THE PRODUCTS HEREIN SOLD.

5.3. Buyer's Remedies. Buyer's sole and exclusive remedy for failure of the Product sold hereunder to meet specifications, or for failure of any other obligation of Seller relating to the quality of Product to be sold hereunder, shall be expressly limited to Seller's issuing a credit to Buyer's account for the quantity of Product that do not conform to the warranty set forth in this Section 5. Buyer shall have the option to obtain replacement Product from Seller in the event of a breach of Seller's warranty set forth in this Section 5 in amounts not to exceed the amount of the order which is being replaced. If Buyer obtains replacement Product from Seller, such replacement Product shall not be subject to the estimate and order terms set forth in Section 4 hereof.

5.4. Exclusions to Warranty. The above warranty is made subject to Buyer's proper use of any Product for the purpose for which such Product was intended. The warranty does not cover any Product which (i) has been misused; (ii) has been subject to unusual stress; (iii) has been altered by Buyer, except in accord with such processes as have been established for the creation of the Enhanced Product; or (iv) has not been stored in accordance with instructions from Seller.

5.5. Limitation of Liability. IN NO EVENT SHALL SELLER BE LIABLE FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING UNDER CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR ANY OTHER THEORY OF LIABILITY IN CONJUNCTION WITH BUYER’S USE OF THE PRODUCT AND OR THE DEVELOPMENT, MANUFACTURE, MARKETING, DISTRIBUTION OR USE OF THE ENHANCED PRODUCT. Such disclaimed damages include but are not limited to loss of profits, loss of use of the Product, damage to property, or claims of third parties. In any event, Seller's total liability under this Agreement shall be limited to the unit purchase price paid to Seller for Product within the immediately preceding one (1) month period.

5.6. Advertising and Promotional Materials. Any and all descriptions of the Product or Enhanced Product to be used in Buyer’s marketing and promotional literature, or in the marketing and promotional literature used by Buyer’s distributors and authorized resellers of the Product or Enhanced Product, shall be subject to the prior written approval of Seller.

6. Payment

6.1. Terms. Payment, including taxes, if applicable, for each invoice shall be made by Buyer to Seller with 50% of payment due at the time of receipt of Buyer’s purchase order (“PO”) and the balance of the payment under the Buyer’s PO due prior to Product shipment. Without limiting any other remedies which Seller may have, Seller may withhold future shipments to Buyer until any default in the payments due Seller under the Agreement is cured.

7. Labeling; Packaging. All of the Product sold to Buyer by Seller hereunder shall be labeled and packaged by Buyer in such media as Buyer shall see fit, and Buyer may repackage and inventory Product or Enhanced Product containing Product per its customers' orders, provided that the form of any labeling or packaging that refers to the Product shall be subject to the prior written approval of Seller, which approval may not be unreasonably withheld by Seller.

8. Title; Risk of Loss. Title and risk of loss or damage to Product shall pass to Buyer upon delivery by Seller to the carrier for shipment to Buyer.

9. Force Majeure

9.1. Force Majeure. Seller shall not be liable to Buyer for any delay in any performance or for failure to render any performance under this Agreement, and any such delay or failure shall for all purposes be excused, when such delay or failure is caused by governmental regulations (whether or not valid), fire, strike, weather, differences with workmen, war, flood, accident, shortage of material or railroad cars or other transportation, appropriation of plant or Product (including but not limited to Products) in whole or in part, inability to obtain raw materials or power, or any other cause or causes beyond the reasonable control of Seller, which events or causes are collectively referred to as "Force Majeure."

9.2. Notice. Seller shall notify Buyer in writing immediately upon the occurrence of an event of Force Majeure, stating the nature of the event and its expected duration.

9.3. Product Allocation. If the event of Force Majeure results in an allocation of the supply of Product, Seller shall allocate on a pro rata basis to all of Seller's customers, including Buyer.

9.4. Description of Performance. Upon the abatement, correction or removal of any contingency provided for by subparagraph 9.1, Seller shall resume performance under this Agreement.

10. Representations and Warranties.

10.1 By Seller. For the purpose of inducing Buyer to enter into this Agreement, Seller hereby makes the following representations and warranties to Buyer (each and all of which are true and correct as of the Effective Date and shall continue to be true and correct at all times during the term of this Agreement) (A) that: (i) Seller is the sole owner of the exclusive manufacturing, sales, marketing and distributing rights of the Product, free from any lien, claim or encumbrance within North America; and (ii) the Trade Secrets, the Product Technology, Product use or any other rights do not unlawfully infringe on the intellectual property rights of any Person or entity; and (iii) the execution, delivery and performance of this Agreement does not and will not breach any law or regulation, any judgment or order, or any agreement or arrangement binding on or applicable to Seller; and (iv) the execution of this Agreement does not conflict with and will not result in a default under or breach of: (a) Seller Articles of Incorporation, by-laws or other organizational documents; (b) any agreement, indenture, mortgage, contract or instrument to which Seller is bound by or to which its assets are subject; (c) any order, writ, injunction, decree or judgment of any Court or governmental agency to which Seller or any of its assets are bound; or (d) any law or regulation applicable to the Product, the operations of Seller or by which any of Sellers assets are bound; and (v) the Product does not contain any carcinogens, heavy metals, aldehydes or solvents and will meet all state and federal laws relating to VOC emissions; and (vi) based upon collected field data, live testing and third party controlled test data, all of which has been supplied to the Buyer, and Buyers own testing of Product, Seller reasonably believes the Product to be effective by providing improved fire resistance to wood based materials when properly treated with the Product, in accordance with published data by Seller; and (vii) each shipment of the Product to Buyer will conform to the current specifications for the Product on the date of this Agreement; and (viii) Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada and Delaware.

10.2 By Buyer. Buyer will comply with all applicable laws, ordinances and regulations applicable to the transportation, storage and handling of the Product and Enhanced Product and to the manufacture of the Enhanced Products. Buyer (i) has the right and power to enter into, and perform its obligations under this Agreement; and (ii) Buyer has the financial resources to meet it’s financial obligations under this Agreement; and (iii) Buyer has taken all requisite action to authorize the execution, delivery and performance of this Agreement and each such other agreement delivered in connection herewith to which it is a Party.

10.3 Mutual. Neither Buyer nor Seller shall conduct its business in a manner that reflects unfavorably on the other. Neither Buyer nor Seller will at any time intentionally engage in illegal, deceptive, misleading, or unethical practices or advertising.

11. Term and Termination.

11.1 Term. Unless terminated earlier by Seller or by Buyer under Section 11.2, 11.3 or 11.4., this Agreement shall have an initial term of one (1) year commencing on the date of this Agreement and shall automatically renew annually for additional terms, each one (1) year, without further action by Seller or Buyer on the same terms and conditions set forth herein.

11.2 Termination by Seller. At Sellers option and without prejudice to any remedies or rights it may otherwise have, Seller may terminate this Agreement by written notice to Buyer in the event that Buyer fails in a material respect to keep, observe or perform any term, condition or covenant contained herein required to be kept, observed, or performed; provided that such notice shall not terminate this Agreement if within thirty (30) days after its receipt, Buyer undertakes to correct such default and diligently pursues the same to completion within a reasonable time thereafter;

11.3 Effect of Termination. Upon termination of this Agreement by Buyer or Seller in accordance with the terms hereof, the Buyer may continue to purchase the Product and use the Product Technology to fulfill orders for Product or Enhanced Product already received from all existing customers of Buyer as of the date the Agreement is terminated. Buyer shall retain it’s exclusivity as provided in this Agreement until all orders are fulfilled or until Buyer has diminished all of its existing inventory of Product or Enhanced Product or ninety (90) days, whichever occurs first. Thereafter, all of Buyers exclusive rights under this Agreement shall terminate and Buyer shall discontinue all use and advertisement of Product or Enhanced Product hereunder. Within ten (10) days after the termination of this Agreement, Buyer shall remove (at Buyers expense), and thereafter cease all use of any Product or Enhanced Product and cease all use of any marketing materials or marks that reference the Product or Enhanced Product under this Agreement.

11.4 Termination Upon Bankruptcy. Either Party, upon written notice to the other Party, may immediately terminate this Agreement, without penalty at any time in the event the other Party applies for or consents to the appointment of or taking of possession by a receiver, custodian, trustee, or liquidator of itself or of all or a substantial part of its property; makes a general assignment for the benefit of creditors; commences a voluntary case under the U.S. Bankruptcy Code (as now or hereinafter in effect); or fails to contest in a timely or appropriate manner or acquiesces in writing to any petition filed against it in an involuntary case under the U.S. Bankruptcy Code or any application for the appointment of a receiver, custodian, trustee or liquidation of itself or of all or a substantial part of its property, or its liquidation, reorganization or dissolution.

12. Seller Production Requirements and Pricing. Seller represents that it has the capacity to produce and sources of supply for the ingredients for sufficient quantities of the Product and will deliver all orders of the Product to Buyer up to the estimates as provided in Section 4 above in a timely manner in accordance with terms and conditions set forth in Exhibit D. Seller will, on a best efforts basis, manufacture and deliver product over and above the quantities estimated by Buyer. Seller agrees to provide Buyer a minimum of sixty (60) days advance written notice if it is necessary for Seller to increase its price after the effective date of the Agreement for Product. Furthermore, Seller agrees not to further increase the per gallon cost of undiluted or diluted Product to the Seller in the future beyond the most favorable cost per gallon of Product offered to any other business or person by Seller. Notwithstanding the foregoing, however, Seller may at any time increase the price of the Product charged to Buyer in order to recover commercially reasonable increases in the cost of manufacturing the same due to improvements thereto, such as reformulation for the inclusion of new additives. No price increase will be effective for the Product necessary to satisfy Buyers obligations for existing written annual supply contracts until the end of each annual contract period. Buyer is required to supply Seller a copy of such annualized Licensee contract(s) which shall be deemed Confidential & Privileged Information of the Buyer. No price increase will be effective for any then existing purchase orders of the Product.

13. Insurance. Buyer shall procure from financially responsible and reputable carriers and maintain in full force and effect, during the term of this Agreement, a policy or policies of comprehensive general liability insurance, including product liability and broad form contractual or vendors endorsement liability insurance, having standard products liability endorsements providing aggregate liability limits in the minimum amount of Two Million Dollars ($2,000,000) and in an amount not less than one million dollars ($1,000,000) per occurrence for bodily injury and one million dollars ($1,000,000) per occurrence for property damage. The insurance companies issuing such policies must have either: an A.M. Best’s rating of A-VIII or better; a Standard and Poor’s (“S&P”) rating of AA or better, or a Moody’s rating of Aa2 or better. Promptly upon a request from the Seller, Buyer shall furnish Certificates of Insurance showing compliance with this section. Buyer is required to name the Seller as an additional insured on their comprehensive general liability insurance policy, the product liability insurance and the broad form contractual or vendors endorsement liability insurance. Such certificates must provide that there shall be no termination, non-renewal, or modification of such coverage without at least thirty (30) calendar days’ prior written notice to Buyer. In the event Buyer fails to obtain and/or maintain any of the coverage’s required by this Section of the Agreement, Seller may, but shall not be obligated to, obtain or maintain any such insurance on behalf of Buyer and recover the costs thereof from Buyer.

14. Relationship Between Parties . Seller and Buyer are independent businesses, are not joint ventures, partners, or agents of each other, and neither shall have the power to obligate the other except as set forth in this Agreement.

15. Buyers Indemnification. Buyer agrees to indemnify, defend and hold harmless Seller, its subsidiaries, affiliates, successors, assigns, and designees and the respective directors, officers, members, managers, employees, agents and representatives, from and against any and all loss, liability, judgment, settlement, cost and expense (including court costs and reasonable attorneys fees), claims, demands, actions or damages which the Seller may suffer directly related to the use of the BluWood product to create the Enhanced Product, including without limitation to: (a) any alleged defect(s) in the Enhanced Product or the materials in the Enhanced Product; (b) any negligent act, misfeasance or nonfeasance of Buyer or any of its agents, servants or employees; (c) Buyers breach of any of the representations, warranties or covenants made in this Agreement; (d) claims that Buyer does not have the rights granted in this Agreement or claims that the BluWood component of the Enhanced Product infringe a third party's rights, other than Buyers application thereof; and (e) any and all fees, costs and expenses including attorney’s fees incurred by or on behalf of Seller in the investigation or defense against any and all of the foregoing claims. However, upon notice to Seller that Buyer has assumed the defense of any legal action or proceeding, Buyer shall not be liable to Seller for any legal or other expenses subsequently incurred by Seller in connection with the defense thereof. Seller agrees to provide prompt notice of receipt of any such claim and Seller shall not settle any such claim without Buyers prior knowledge and consent. This obligation of indemnity and defense shall survive any expiration or termination of this Agreement.
Buyer agrees to indemnify and hold Seller harmless from and against loss, liability, and expense (including court costs and reasonable attorney fees) claims, demands, or actions that are actually proven to be directly, solely and exclusively related to improper use, representation or application of the Product or Enhanced Product by Buyer.

16. Sellers Indemnification. Seller agrees to indemnify, defend and hold harmless Buyer, its subsidiaries, affiliates, successors, assigns, and designees and the respective directors, officers, members, managers, employees, agents and representatives, from and against any and all loss, liability, judgment, settlement, cost and expense (including court costs and reasonable attorneys fees), claims, demands, actions or damages which the Buyer may suffer directly related to the Product, including without limitation to: (a) any alleged defect(s) in the Product or the materials in the Product; (b) any negligent act, misfeasance or nonfeasance of Seller or any of its agents, servants or employees; (c) Sellers breach of any of the representations, warranties or covenants made in this Agreement; (d) claims that Buyer does not have the rights granted in this Agreement or claims that the Product Technology infringe a third party's rights, other than Buyers application thereof; and (e) any and all fees, costs and expenses including attorney’s fees incurred by or on behalf of Buyer in the investigation or defense against any and all of the foregoing claims. However, upon notice to Buyer that Seller has assumed the defense of any legal action or proceeding, Seller shall not be liable to Buyer for any legal or other expenses subsequently incurred by Buyer in connection with the defense thereof. Buyer agrees to provide prompt notice of receipt of any such claim and Buyer shall not settle any such claim without Seller prior knowledge and consent. This obligation of indemnity and defense shall survive any expiration or termination of this Agreement.

17. Equitable Remedies. Each Party recognizes that irreparable injury may result to its business and property in the event of unauthorized disclosure of the other Party's Confidential & Privileged Information and Proprietary Information. Each Party acknowledges that monetary damages alone may be an insufficient remedy for such injury and each Party therefore agrees that in that event the other Party shall be entitled, in addition to any other remedies and damages available; (i) to an injunction to restrain any such actual or threatened disclosure, misuse, or violation and/or; (ii) to compel specific performance of the terms and conditions thereof.

Nothing herein contained shall be construed to prohibit each Party from pursuing any other remedy available, for such breach, including the recovery of damages. Each Party shall also be entitled to receive, in addition to any injunction, specific performance, damages and any other relief for remedy it pursues or obtains, reasonable expenses incurred in enforcing the unauthorized disclosure of Confidential & Privileged and Proprietary Information terms of this Agreement, including reasonable attorney's fees, whether or not legal action is actually initiated. No action or proceedings for specific performance, injunction, damages, monies due or otherwise shall be deemed a waiver of such Party's rights of options under this Agreement.

18. No Waiver. No failure of Seller or Buyer to exercise or the partial exercise of any right or power given to it hereunder or failure to demand strict compliance with any term, condition, covenant or other obligation hereof, and no practice of the parties at variance with the terms hereof shall constitute a waiver of either party's rights to demand exact compliance with the terms hereof or preclude either party from the exercise of any right or remedy granted to this Agreement, or any other instrument or document, or at law or in equity. Each other right shall be deemed cumulative any may be exercised from time to time. Any waiver of a default hereunder shall be in writing and shall not operate as a waiver of any default.

19. Invalid Provision. If any covenant or provision of this Agreement is invalid, illegal or inapplicable of being enforced by reason of any rule of law, administrative order, judicial decision or public policy, all other conditions and provisions of this Agreement shall, nevertheless, except as hereinafter expressly set forth, remain in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision unless so expressed herein. The Parties agree and consent that the court or other governmental body making such determination shall reform such covenant, term, condition or other provision of this Agreement so as to render the same enforceable to the fullest extent permitted by law.

20. Notices. All notices shall be in writing and shall be deemed to have been given three (3) business days after being deposited in the mail by registered mail, postage paid, or deposited with a reputable overnight national courier service, freight prepaid or when faxed or mailed electronically (if during normal business hours of if after the close of business on any day, the next business day) if to Seller, addressed to its chief executive office as set forth on the first page of this Agreement or such other address as Seller shall designate to Buyer in writing and, if to the Buyer, addressed to its chief executive office as set forth on the first page of this Agreement or other such addresses as Buyer shall designate to Seller in writing.

21. Entire Agreements; Amendments. This document constitutes the entire agreement between the parties relating to the subject matter hereof, and no prior or concurrent representation, understanding or agreement, whether written or oral, shall bind either party hereto in respect of the manufacture and sale by Seller of Product to Buyer after the date first above written. This Agreement can only be amended, modified or changed by a written instrument properly signed by an officer or other authorized official of Seller or Buyer parties of this Agreement to be bound by such amendment. No document used in connection with estimates, production or shipping orders, or acknowledgment thereof, shall amend, modify, revoke or otherwise affect the provisions of this Agreement.

22. Benefits. This Agreement shall inure solely to the benefit of and be binding upon Seller and Buyer and their nominees, successors and assigns. Notwithstanding the foregoing, Seller agrees that the benefits and rights under this Agreement will be binding on its successor(s), assign(s) or designee(s) in the event there is a purchase of assets, purchase of stock, purchase of the Product, Trademarks or other intellectual property of the Product, or any other transfer from Seller that may impact Buyers benefits and rights under this Agreement. No other Person shall benefit from this Agreement.

23. Construction of Agreement. Masculine, feminine and neuter pronouns used in this Agreement shall include all genders and the singular shall include the plural and vice versa, where the context or facts so indicate.

24. Captions. Captions in this are inserted solely for the convenience and shall not be construed as a limitation upon or expansion of the scope of any particular provision.

25. Not a Security and no Representations. Buyer acknowledges that it has entered into this Agreement after making an independent investigation as to effectiveness of the Product and Enhanced Product on Wood Based Products along with other sufficient testing to form a knowledgeable opinion as to the revenue or profits which Buyer might be expected to realize. Buyer acknowledges that no person has made any other representation that is not expressly set forth in writing in order to induce Buyer to accept and execute this Agreement.

26. Limitations of Claims. Any and all claims arising out of or relating to his Agreement or the relationship among the parties will be barred unless a judicial proceeding is commence within one (1) year from the date upon which the party asserting such claim knew or should have known the facts giving rise to such claims.

27. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which together constitute one and the same instrument.

28. Governing Law; Section Headings. This Agreement shall be governed by and construed in accordance with the law of the State of Florida applicable to agreements executed and to be performed therein. The section headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. Any action, claim or proceeding brought under this Agreement shall be commenced exclusively in the courts of the State of Florida or in the federal courts of the United States of America located in such State.

IN WITNESS HEREOF, Seller and Buyer have caused this Agreement to be executed by their duly authorized representatives.

SELLER

MEGOLA, INC.

By:	Date:
Joel Gardner, President & CEO

MSE ENVIRO-TECH CORP.

By:	Date:
Gilles Trahan, President & CEO

BUYER

WOODSMART SOLUTIONS, INC.

By:	Date:
Charles A. Morando, President & CEO

Schedule ‘A’

Description of Hartindo AF21 (“Product”)

Hartindo AF21 is water-based, environmentally friendly, multi-purpose, non-toxic and non-corrosive fire inhibitor. As opposed to the numerous, and often times toxic fire retardants on the market that simply delay the spread of fire, AF21 renders materials non-flammable, thereby preventing the spread of fire. It can be applied to all natural fibers and many synthetics materials. A few of the many applications include the treatment of furniture, carpet, clothing, mattresses and building materials, onsite or during the manufacturing process, to dramatically reduce the possibility of these materials catching fire.

Schedule ‘B’

Description of BLUWOOD

BluWood® is the trademarked name of a family of products coated with a proprietary two-part Infusion Film and DOT Wood Preservative technology, developed by a team of highly respected scientists under the direction of WoodSmart Solutions, Inc., headquartered in Boca Raton, Florida.

BluWood® wood framing components provide the building industry with a new level of defense for protection of above ground, covered structure wood framing components against the costly, damaging effects of mold fungus growth, rot fungi and wood ingesting insects, as well as limiting moisture absorption, a key necessary element for mold growth.

This industry-specific, factory-applied coating process is performed by a North American network of WoodSmart Solutions, Inc., licensed application companies.

Schedule ‘C’

Description of BLUWOOD “Enhanced Product”

The combination of Hartindo AF21 Fire Inhibitor and BluWood® , the “Enhanced Product”, brings the ultimate in wood protection, preservative, and fire safety to building components constructed of wood; from framing, joists, beams, roofing, decks, sidings, trim board and paneling, to floors, walls and ceilings. WoodSmart's BluWood® treated lumber and other wood components protect against mold and mildew, wood rot, termites and other wood-ingesting insects, thereby avoiding the potential nightmares that befall many home owners due to these destructive elements. The addition of Hartindo AF21 Fire Inhibitor to the BluWood® lumber treatment process adds the additional, much coveted element of fire safety to all wooden components.

To date, the Enhanced Product has been produced through the mixing of AF21 and BluWood at a 9:1 ratio. It is expected that a more concentrated solution of AF21 will be made available for use in the Enhanced Product such that a 5 parts AF21 to 1 part BluWood (5:1 ratio) will be further mixed with 4 parts clean water to produce the Enhanced Product.

Schedule ‘D’

Quantity

The Buyer shall be required to purchase from the Seller a minimum annual quantity of Product upon the signing of this agreement. First year begins ninety (90) days upon signing the agreement and/or ninety (90) days after initial delivery of the initial order from the Buyer.

Minimum Purchase Requirements of Buyer

(d) Within the first 12 months immediately following the completion of the above requirements; 400,000 annual total gallons of Product
(e) The next 13-24 months for an annual total of 550,000 gallons of Product
(f) The next 25-36 months for an annual total of 700,000gallons of Product OR at the equivalent above annual gallons and price per gallon, if Product is supplied by Seller to Buyer in a more concentrate form. To date, the ratio of Product supplied by Seller to Buyer for testing is 9 to 1 (9 parts Product to 1 part BLUWOOD).

The Buyer will retain the exclusive use of and rights to the Product as defined in this Agreement beginning the 37th month and thereafter as long as the Buyer purchases a minimum of 1,500,000 gallons of Product per each following 12 month period.

The sole remedy of Seller if Buyer does not meet these minimum Product purchase requirements is Buyer will lose its exclusivity and this Agreement will terminate.

If for any reason the Seller or assignee, successor or new control person discontinues the manufacturing of or cannot supply Product to the Buyer, Seller agrees to sub-contract the manufacturing of the Product or arrange supply of the Product sufficient to meet Buyers needs as long as Buyer has purchased sufficient Product to meet the minimum Product purchases to retain Buyers exclusivity as defined in this Agreement and the Agreement has not been terminated.

The Seller further agrees and covenants that if the Agreement is terminated by any of the Parties to the Agreement that the Buyer will retain the use and non-exclusive rights for the Product so the Buyer can continue the supply of sales, marketing and distribution of the “Enhanced Product” to the Buyer’s Licensed Agreement holders. Seller agrees to continue to supply Buyer the Product at the same unit pricing, terms and conditions then in effect at the date of termination.